Certificate of Scientific and Technological Achievements

Appraisal No. 80 [2008]

Achievement Recognized: R&D and Application of Humic Acid Plant Growing Nutrient Fluid (Sheng Ming Su)

Organization: Inner Mongolia Yongye Biotechnology Co., Ltd. & Inner Mongolia Agriculture & Animal Husbandry Academy of Sciences

Certificate Granting Method: Via Meeting

Identification Organization: Inner Mongolia Autonomous Region Scientific and Technology Bureau (SEALED)

Date: Dec. 6th, 2008

Approval Date: Dec. 8th, 2008

Inner Mongolia Autonomous Region Science and Technology Bureau (2003 print)

Expert Opinion

The Inner Mongolia Science and Technology Bureau organized an identification meeting with the experts from the *R&D and Application of Humic Acid Plant Growing Nutrient Fluid (Sheng Ming Su)Project* of Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd. in Beijing on Dec. 6th, 2008. After a thorough review of the materials and information and listening to the project work executive summary, technology report and the economic efficiency analysis report, the experts therein questioned and commented, and finally reached to the following opinions:

1. Information provided by the project is complete; the data is detailed and reliable, and consistent with the identification requirements.
2. The project is in line with the state industrial policy and development planning, promoting regional growth and driving the region's economic development. In accord with the related state standards, the product will be a good support and application prospect for yield and income increase thus to promote China's agricultural production development.
3. The production technology is reasonable, the process is advanced and large-scale production has been realized
4. The product has a wide range of efficacy, thereof promoting plant growth, enhancing plant resistance, increasing production, improving quality, increasing the utilization of fertilizer and etc. Large scale experimentation has proven that the product can increase crop yield by 10-20% overall, and for vegetables, 15-30%, with the significant improvement of the agricultural products quality, and outstanding economic and social benefits.
5. The project has obvious innovations in humic acid extraction process and of the product preparation in selection and application in oxidant, composite precipitator, complexing agent, distributed agent and addictives. And it's honored for its own intellectual property rights in high compatibility for humic with large, medium, and micro-nutrient elements
6. The overall project has reached international advanced standard.

Recommendation: To further expand the product application scope.

Chairman of the Committee: Lin Qimei （* **Signature**）
Vice Chairman of the Committee: Su Haiquan （* **Signature**）

Dec. 6th, 2008

Opinion of the Meeting Presiding Party

Consent with the experts' opinion Principal signature: **(personal chop)** Inner Mongolia Autonomous Region Science and Technology Bureau **(sealed)** Dec. 8th, 2008
Opinion of the Meeting Organization Party
Consent Principal signature: **(personal chop)** Inner Mongolia Autonomous Region Science and Technology Bureau **(sealed)** Dec. 8th, 2008

List of Identification Committee Members

No.	committee title	Name	From（Co.）	Major	Present Engagement	Title	Signature
1	Chairman	Lin Qimei	China Agricultural University	Soil Biota	Microbiology	Professor	*
2	Vice Chairman	Su Haiquan	Inner Mongolia University	Chemistry	Chemistry	Professor	*
3	Member	Shi Guanglu	Beijing University of Agriculture	Biology	Biology	Professor	*
4	Member	Liu Rongle	Chinese Academy of Agricultural Sciences	Plant Nutrition	Plant Nutrition	Researcher	*
5	Member	Guo Yuhai	China Agriculture University	Agriculture	Agriculture	Professor	*
6	Member	Tuo Debao	Inner Mongolia Agriculture & Animal Husbandry Academy of Sciences	Agrology	Dohi	Researcher	*
7	Member	Xu Minggang	Chinese Academy of Agricultural Sciences	Agrology	Agrology	Researcher	*